Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANT

I hereby consent to the inclusion of my Auditors’ Report, dated March 22, 2019, on the financial statements of YayYo Inc. as of December 31, 2018 and 2017 and for each of the two years then ended in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933. I also consent to application of such report to the financial information in the Registration Statement, when such financial information is read in conjunction with the financial statements referred to in our report. Further I consent to being named as an as an “expert” in auditing and accounting in the registration statement.

Denver, Colorado

November 13, 2018

aj@ajrobbins.com

3773 Cherry Creek North Drive, Suite 575 East, Denver, Colorado 80209

(B)303-331-6190 (M)720-339-5566 (F)303-845-9078